Exhibit 10.30

CIVITAS THERAPEUTICS, INC.

AMENDED AND RESTATED CASH BONUS PLAN

This Amended and Restated Cash Bonus Plan (the “Plan”) has been established to advance the interests of Civitas Therapeutics, Inc. (the “Company”) by providing for the grant of Cash Bonus Awards to eligible employees of the Company and its subsidiaries.

I.	ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”) and its delegates (the Committee and its delegates, to the extent of such delegation, are referred to herein as the “Administrator”).

The Administrator has the authority to interpret the Plan and Cash Bonus Awards, to determine eligibility for Cash Bonus Awards, to determine the terms of and the conditions applicable to any Cash Bonus Award, and generally to do all things necessary to administer the Plan. Any interpretation or decision by the Administrator with respect to the Plan or any Cash Bonus Award will be final and conclusive as to all persons.

II.	ELIGIBILITY; PARTICIPANTS

All employees of the Company and its subsidiaries are eligible to participate in the Plan. The Committee will select, from among those eligible, the persons who will from time to time participate in the Plan (each, a “Participant”). Participation with respect to one Cash Bonus Award under the Plan will not entitle an individual to participate with respect to a subsequent Cash Bonus Award or Cash Bonus Awards, if any.

III.	GRANT OF AWARDS

The term “Cash Bonus Award” as used in the Plan means an award opportunity that is granted to a Participant with respect to a specified performance period (consisting of the Company’s fiscal year or such other period as the Administrator may determine, each a “Performance Period”). A Cash Bonus Award may be expressed as a percentage of a Participant’s base salary or a fixed dollar amount. A Participant who is granted a Cash Bonus Award will be entitled to a payment, if any, under the Cash Bonus Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Cash Bonus Award. By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) a Cash Bonus Award, the Participant agrees (or will be deemed to have agreed) to the terms of the Cash Bonus Award and the Plan. For each Cash Bonus Award, the Administrator shall establish the following: (a) the Performance Criteria (as defined in Section IV below) applicable to the Cash Bonus Award; (b) the amount or amounts that will be payable (subject to adjustment in accordance with Section V) if the Performance Criteria are achieved (in whole or in part, to the extent applicable); and (c) such other terms and conditions as the Administrator deems appropriate, subject in each case to the terms of the Plan.

IV.	PERFORMANCE CRITERIA

As used in the Plan, “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of a Cash Bonus Award, including those specified in Section X.D. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss, may consist of a combination of personal and Company-related objectives and may be applied to a Participant or Participants on an individual basis, a business unit or division, or the Company as a whole.

V.	CERTIFICATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS

As soon as practicable after the close of a Performance Period, the Administrator will determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to each Cash Bonus Award granted for the Performance Period have been satisfied. The Administrator shall then determine the actual payment, if any, under each Cash Bonus Award. The Administrator may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under any Cash Bonus Award for a Performance Period, reduce (including to zero) the actual payment, if any, to be made under such Cash Bonus Award or otherwise adjust the amount payable under such Cash Bonus Award. The Administrator may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant. The actual payment under a Cash Bonus Award may be more or less than the amount indicated by the level of achievement under the Cash Bonus Award. In each case, the Administrator’s discretionary determination, which may affect different Cash Bonus Awards differently, will be binding on all parties.

VI.	PAYMENT UNDER AWARDS

Except as otherwise determined by the Administrator or as otherwise provided in this Section VI, all payments under the Plan will be made, if at all, not later than March 15th of the calendar year following the calendar year in which the Performance Period ends. In the discretion of the Administrator, Cash Bonus Awards may be settled in cash or in shares of common stock of the Company having an equivalent value as determined by the Administrator, which shares shall be delivered under the Company’s equity plan then in effect. The Administrator may, but need not, provide that a Cash Bonus Award payment will not be made unless the Participant has remained employed with the Company and its subsidiaries through the date of payment. Cash Bonus Awards under the Plan are intended either to qualify for exemption from, or to comply with the requirements of, Section 409A the Internal Revenue Code of 1986, as amended (the “Code”).

VII.	TAX WITHHOLDING; LIMITATION ON LIABILITY

All payments under the Plan will be subject to reduction for applicable tax and other legally or contractually required withholdings.

Neither the Company nor any affiliate, nor the Administrator, nor any person acting on behalf of the Company, any affiliate, or the Administrator, will be liable for any adverse tax or other consequences to any Participant or to the estate or beneficiary of any Participant or to any other holder of a Cash Bonus Award that may arise or otherwise be asserted with respect to a Cash Bonus Award, including, but not limited to, by reason of the application of Section IX below or any acceleration of income or any additional tax (including any interest and penalties) asserted by reason of the failure of a Cash Bonus Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code.

VIII.	AMENDMENT AND TERMINATION

The Committee may amend the Plan at any time and from time to time and may terminate the Plan at any time, provided, however, that any amendment or termination that would adversely affect a then outstanding Cash Bonus Award shall require the consent of the affected Participant.

IX.	MISCELLANEOUS

Cash Bonus Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Cash Bonus Awards, in each case (a) to the extent provided by the Administrator in connection with (i) a breach by the Participant of a Cash Bonus Award agreement or the Plan, or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or any of its affiliates or (ii) an overpayment to the Participant of incentive compensation due to inaccurate financial data, (b) in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or (c) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting a Cash Bonus Award pursuant to the Plan, agrees to return the full amount required under this Section IX at such time and in such manner as the Administrator shall determine in its sole discretion.

No person shall have any claim or right to be granted a Cash Bonus Award, nor shall the selection for participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ or service of the Company or its affiliates for that Performance Period or for any other period. The loss of a Cash Bonus Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any affiliate to the Participant.

The Plan shall be effective upon adoption of the Plan by the Board of Directors of the Company (the “Effective Date”).

X.	EXEMPT AWARDS

Notwithstanding any provision to the contrary herein, the provisions in this Section X shall apply to any Cash Bonus Awards intended to qualify for the performance-based compensation exemption (“Exempt Cash Bonus Awards”) under Section 162(m) of the Code (Section 162(m) of the Code, together with the regulations thereunder, “Section 162(m)”), in addition to the provisions set forth in the foregoing Sections I – IX. With respect to Exempt Cash Bonus Awards, to the extent that any provision of this Section X is inconsistent with any other provision in the Plan, the provision in this Section X shall control.

A. Administration. All determinations and other actions of the Administrator with respect to Exempt Cash Bonus Awards that are required by the performance-based compensation provisions of Section 162(m) to be made or taken by a “compensation committee” (as defined in Section 162(m)) will be made or taken hereunder directly by the Committee, and all references in this Plan to the Administrator herein are to be construed accordingly. For purposes of Exempt Cash Bonus Awards, if any member of the Committee is not an “outside director” (as defined in Section 162(m)), “Committee” means a subcommittee of the Compensation Committee of the Board of Directors of the Company consisting solely of those Committee members who are “outside directors” as so defined.

B. Eligibility. Eligibility for Exempt Cash Bonus Awards is limited to those executive officers and other key employees of the Company and its subsidiaries selected by the Committee from time to time.

C. Grant of Awards. For Exempt Cash Bonus Awards, (i) the terms of the Exempt Cash Bonus Award described in Section III shall be established by the Committee not later than (A) the ninetieth (90th) day after the beginning of the Performance Period, in the case of a Performance Period of 360 days or longer, or (B) the end of the period constituting the first quarter of the Performance Period, in the case of a Performance Period of less than 360 days, and (ii) once the Committee has established the terms of such Exempt Cash Bonus Award in accordance with the foregoing, it shall not thereafter adjust such terms, except to reduce payments, if any, under the Exempt Cash Bonus Award in accordance with Section V and Section VII.F or as otherwise permitted in accordance with the requirements of Section 162(m).

D. Performance Criteria. For Exempt Cash Bonus Awards, a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures, strategic alliances, licenses or collaborations; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; manufacturing or process development; or achievement of clinical trial or research objectives, regulatory or other filings or approvals or other product development milestones.

To the extent consistent with the requirements of Section 162(m), the Committee may establish that, in the case of any Exempt Cash Bonus Award, one or more of the Performance

Criteria applicable to such Exempt Cash Bonus Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria.

E. Certification of Performance; Amount Payable under Awards. In determining whether and to what extent Performance Criterion or Criteria applicable to each Exempt Cash Bonus Award granted for a Performance Period have been satisfied, the Committee will take such steps as it determines to be sufficient to satisfy the certification requirement under Section 162(m) as to such performance results. No amount may be paid under any Exempt Cash Bonus Award unless such certification requirement has been satisfied as set forth above, except as provided by the Administrator consistent with the requirements of Section 162(m). The Committee may exercise its discretion with respect to Exempt Cash Bonus Awards as set forth in Section V above, except that no adjustment to the actual amount payable under an Exempt Cash Bonus Award may increase the amount that may be paid as indicated by the certified level of achievement under the Exempt Cash Bonus Award, it being understood that the actual payment under an Exempt Cash Bonus award may be less, but not more, than the amount indicated by such certified level of achievement.

F. Payment Limits. The maximum amount payable to any person in any fiscal year of the Company under Exempt Cash Bonus Awards will be $2,000,000, which limitation, with respect to any such Exempt Cash Bonus Awards for which payment is deferred, shall be applied without regard to such deferral.

G. Amendment and Termination. With respect to Exempt Cash Bonus Awards, no amendment to the Plan for which Section 162(m) would require shareholder approval in order to preserve the eligibility of such Cash Bonus Awards as exempt performance-based compensation shall be effective unless approved by the shareholders of the Company in a manner consistent with the requirements of Section 162(m).

H. Miscellaneous. In the case of any Exempt Cash Bonus Award, the Plan and such Cash Bonus Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Cash Bonus Award for the exemption for performance-based compensation under Section 162(m), notwithstanding anything to the contrary in the Plan. Cash Bonus Awards will not be required to comply with the provisions of the Plan applicable to Exempt Cash Bonus Awards (including, without limitation, the composition of the Committee as set forth in Section X.A above) if and to the extent such Cash Bonus Awards are eligible (as determined by the Committee) for exemption from such limitations by reason of the transition relief set forth in Treas. Regs. § 1.162-27(f).

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